FOR IMMEDIATE RELEASE
January 28, 2004

For further information contact:
Ralph A. Fernandez
Vice President and Chief Financial Officer
Synergy Financial Group, Inc.
(800) 693-3838, extension 3292

                          Synergy Financial Group, Inc.
               Announces Annual and Fourth Quarter, 2003 Earnings

Cranford, New Jersey, January 28, 2004 - John S. Fiore, President and Chief Executive Officer of Synergy Financial Group, Inc. (Nasdaq NMS: SYNFD), the holding company of Synergy Bank and Synergy Financial Services, Inc., today announced earnings for the year ended December 31, 2003 of $3.4 million, an increase of $1.4 million, or 67.9 percent, from $2.0 million for the year ended December 31, 2002. Net income for the three months ended December 31, 2003 was $1.1 million, an increase of $656,000, or 144.6 percent, from $453,000 during the same period a year ago.

Total assets reached $628.6 million at December 31, 2003, an increase of 45.8 percent, or $197.3 million, from $431.3 million at December 31, 2002. Net loans increased 36.0 percent, or $115.2 million, from $319.4 million at December 31, 2002 to $434.6 million at December 31, 2003. During this same period, the allowance for loan and lease losses increased $1.1 million, from $2.2 million at December 31, 2002 to $3.3 million at December 31, 2003. The majority of this increase - $800,000 - was attributable to the allowance for loan and lease losses obtained in the January 2003 acquisition of First Bank of Central Jersey.

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Deposits reached $473.5 million at December 31, 2003, an increase of
33.7   percent  from  the  $354.1   million   reported  at  December  31,  2002.
Shareholders' equity at December 31, 2003 totaled $40.9 million, up 8.1 percent, or $3.1 million, from one year earlier.

During the year ended December 31, 2003, net interest income increased 35.4 percent, from $14.3 million to $19.4 million, when compared to the year ended December 31, 2002. Net interest income during the fourth quarter of 2003 was $5.3 million, compared to $3.8 million during the same period last year, an increase of 38.1 percent. This was a direct result of increased lending activity, investment in securities, and favorable deposit and borrowing rates.

Other income during the twelve months ended December 31, 2003, totaled $2.6 million compared to $1.7 million for the same period in 2002. This represents an increase of $913,000, or 53.1 percent. Other income increased to $835,000 for the fourth quarter of 2003, from $507,000 for the same period in 2002. This was an increase of $328,000, or 64.8 percent. This increase was primarily attributable to the growth in service fees, realized gains on the sales of investment securities, and the increase in value of a bank owned life insurance policy.

During the year ended December 31, 2003, other expenses totaled $15.6 million, compared to $11.7 million for the same period in 2002, an increase of $3.9 million, or 32.8 percent. Other expenses increased to $4.0 million in the fourth quarter of 2003, compared with $3.3 million for the fourth quarter of 2002. The increase in other expenses was primarily due to increased operating expenses associated with new branch offices, two of which opened in the fourth quarter of 2002 and two that were added with the acquisition of First Bank of Central Jersey in January 2003.

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On January 20, 2004,  Synergy  Financial Group,  Inc. (the  "Company"),  the new
holding company of Synergy Bank and Synergy Financial Services, Inc., announced the receipt of all regulatory approvals for its second-step conversion from the mutual holding company form of organization to a full stock corporation (the "Conversion"), and completed said Conversion at the close of business that same day. As a result of the Conversion, Synergy, MHC and the former Mid-Tier Holding Company of Synergy Bank and Synergy Financial Services, Inc. were eliminated.

Shares of the Company commenced trading on Wednesday, January 21, 2004 on the NASDAQ National Market. During the initial twenty days of trading, the stock will trade under the symbol "SYNFD." Thereafter, the symbol will be "SYNF," which is the same symbol formerly used by the Mid-Tier Holding Company on the OTC Bulletin Board.

The Company sold 7,035,918 shares of its common stock in the Conversion at $10.00 per share. In addition, each share of common stock held by the public stockholders of its former Mid-Tier Stock Holding Company were converted into
3.7231 shares of common stock of the Company, resulting in an aggregate of 5,416,180 exchange shares. Cash was issued in lieu of fractional shares. Accordingly, the Company now has 12,452,098 shares outstanding following the Conversion.

Previously, on June 4, 2003, the Company announced plans to purchase up to 56,685 shares of its common stock in open market transactions for the administration of the Company's 2003 Restricted Stock Plan. Such plan was approved at the Company's Annual Meeting of Stockholders held on April 22, 2003. As a result of the Conversion, the Company now intends to purchase up to 192,428 shares of Common Stock in open market purchases for said plan to reflect the exchange ratio. Such stock purchases will be made from time to time in the market based upon stock availability, price and Company financial

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performance.  It is anticipated that such purchases will be made during the next year, although no assurance may be given when such purchases will be made or the total number of shares that will be purchased.

About Synergy Financial Group, Inc.

Synergy Financial Group, Inc. (the "Company") is the holding company for Synergy Bank and Synergy Financial Services, Inc. The Company is a financial services company that provides a diversified line of products and services to individuals and small- to mid-size businesses. Synergy offers consumer banking, mortgage lending, commercial banking, consumer finance, Internet banking, and financial services through a network of 18 branch offices located in Middlesex, Monmouth, Morris, and Union counties New Jersey.

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Forward-Looking Statements

This press release contains forward-looking statements, which are not historical facts and pertain to future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, and intentions and other statements contained in this press release that are not historical facts.

When used in this press release, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" or words of similar meaning, or future or conditional verbs, such as "will," "would," "should," "could," or "may" are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements. We do not undertake to update any forward looking statement that may be made by the Company from time to time.

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